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                                                                    EXHIBIT 23.2

The Board of Directors
Integrated Systems Consulting Group, Inc.:

We consent to incorporation by reference in Form S-4 of First Consulting Group, Inc. of our report dated January 23, 1998, except as to note 14, which is as of February 27, 1998, relating to the consolidated balance sheets of Integrated Systems Consulting Group, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Integrated Systems Consulting Group, Inc., and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/ Prospectus.

KPMG PEAT MARWICK L.L.P.

/s/ KPMG PEAT MARWICK L.L.P.
Philadelphia, Pennsylvania


October 8, 1998